16 June 2006

South Pacific Lease Operations Limited
PO Box 305-017 Triton Plaza
North Shore City
New Zealand

Attention: Paul Twynham

Dear Paul

SHARE PURCHASE AGREEMENT – INTER-COMPANY DEBT

1

We refer to the Share Purchase Agreement dated 9 May 2006 between South Pacific Lease Operations Limited (SPLO), TAG Oil (NZ) Limited (TAG NZ) and TAG Oil Limited (TAG) (the Agreement). All capitalised terms used but not otherwise defined in this Letter Agreement have the meanings ascribed to such terms in the Agreement.

Amendment of the Agreement

2	As discussed, we have agreed that, effective as of the date of this Letter Agreement:

	2.1	clause 2.2 of the Agreement is amended as follows:

(a) clause 2.2(a)(i) of the Agreement is amended by replacing the figure “$18,542,857” with the figure “$14,625,501”; and

(b) clause 2.2(c)(ii) of the Agreement is amended by replacing the figures “$17,542,857” and “$9,542,857” with the figures “$13,625,501” and “$5,625,501” respectively;

	2.2	clause 2.4(f) of the Agreement is deleted;

	2.3	clause 3.2 of the Agreement is amended by deleting subclause (b);

	2.4	a new clause 3.2A is inserted into the Agreement as follows:

“On the Closing Date and immediately following Closing, the Purchaser shall procure the repayment of $3,917,356 by the Companies to the Seller (being advances made by the Seller to the Companies outstanding at Closing)”; and

	2.5	Schedule 3 of the Agreement is amended by replacing it in its entirety with the following:

“Schedule 3: Purchase Price Allocation (excludes value of Overriding Royalty)

“1. Cheal Petroleum Limited: $22,284,245 split between Deep and Shallow as follows:

Deep: $1,956,000 Shallow: $20,328,245

2.	PEP 38757 Limited: $99,372 (i.e., $100,000 less $628)

	3.	PEP 38757 Limited: $99,027 (i.e., $100,000 less $973)”.

SPLO Warranty

3

SPLO warrants that the figure referred to in paragraph 2.5 above is the full amount of any outstanding inter-company debt owed by the Companies to the Seller and that there is no debt owed to them by any of their related companies.

Status of this Letter Agreement

4

This Letter Agreement shall take effect on the date set forth above, when executed by each party to the Agreement. This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or by email shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

5	Except as expressly amended by this Letter Agreement, the terms of the Agreement will remain in full force and effect.

6	Please acknowledge your consent to the above by signing and returning the enclosed copy of this Letter Agreement to us by facsimile or by email (in pdf format).

Yours sincerely
TAG Oil Limited and TAG Oil (NZ) Limited

Drew Cadenhead
President and CEO

Accepted and agreed by South Pacific Lease Operations Limited by:

Name:
Position: